Exhibit 99.1

FOR RELEASE, Wednesday, September 24, 2025	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2025 THIRD QUARTER RESULTS
Revenues of $1.62 Billion; Diluted Earnings Per Share of $1.61
Repurchased $188.5 Million of Common Stock
LOS ANGELES (September 24, 2025) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2025.
“We achieved solid financial results in our third quarter, meeting or exceeding our guidance ranges across the key metrics for our business. Operationally, our execution was outstanding, as we continued to make meaningful progress in reducing both our build times and costs to build,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Our sales approach in the quarter remained consistent and straightforward, focused on offering homebuyers the most compelling value at a transparent price. As the quarter progressed, we were encouraged to see affordability improving, as mortgage interest rates began to ease.”
“Our healthy balance sheet is enabling us to both position our business for future growth and reward our stockholders through a substantial return of capital. In the first nine months of this fiscal year, we have returned more than $490 million to stockholders through share repurchases that represent approximately 11% of our shares outstanding, as well as dividends. We expect to continue repurchasing our shares in our 2025 fourth quarter and 2026 fiscal year, as we remain committed to enhancing long-term stockholder value,” concluded Mezger.
Three Months Ended August 31, 2025 (comparisons on a year-over-year basis)
•Revenues totaled $1.62 billion, compared to $1.75 billion.
•Homes delivered decreased 7% to 3,393.
•Average selling price was down slightly to $475,700.
•Homebuilding operating income was $131.2 million, compared to $189.0 million. The homebuilding operating income margin was 8.1%, compared to 10.8%, mainly due to a lower housing gross profit margin. Excluding total inventory-related charges of $11.3 million for the current quarter and $1.2 million for the year-earlier quarter, the homebuilding operating income margin was 8.8%, compared to 10.9%.
◦The housing gross profit margin was 18.2%, compared to 20.6%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 18.9%, compared to 20.7%, reflecting price reductions, higher relative land costs, and geographic mix, partly offset by lower construction costs.
◦Selling, general and administrative expenses as a percentage of housing revenues were 10.0%, compared to 9.8%, primarily due to decreased operating leverage.

•Financial services pretax income totaled $8.7 million, compared to $11.0 million, mainly due to decreases in both insurance commission revenues and equity in income of the Company’s mortgage banking joint venture. The mortgage banking joint venture’s results primarily reflected a decrease in interest rate lock commitments and a lower volume of loan originations, largely due to fewer homes delivered.
•Net income was $109.8 million, compared to $157.3 million. Diluted earnings per share declined 21% to $1.61, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
◦The effective tax rate was 23.3%, compared to 24.2%.
Nine Months Ended August 31, 2025 (comparisons on a year-over-year basis)
•Revenues totaled $4.54 billion, compared to $4.93 billion.
•Homes delivered of 9,283 were down 9%.
•Average selling price increased to $487,500.
•Net income was $327.3 million, compared to $464.4 million.
•Diluted earnings per share decreased 23% to $4.60.
Net Orders and Backlog (comparisons on a year-over-year basis, except as noted)
•Net orders of 2,950 for the 2025 third quarter declined 4%. The Company’s ending backlog homes totaled 4,333, compared to 5,724. Ending backlog value was $1.99 billion, compared to $2.92 billion.
◦Monthly net orders per community were 3.8, compared to 4.1.
◦The cancellation rate as a percentage of gross orders was 17%, compared to 15%.
•The average community count for the quarter increased 3% to 259, and the ending community count rose 4% to 264.
Balance Sheet as of August 31, 2025 (comparisons to November 30, 2024, except as noted)
•The Company had total liquidity of $1.16 billion, including $330.6 million of cash and cash equivalents and $831.7 million of available capacity under its unsecured revolving credit facility, with $250.0 million of cash borrowings outstanding.
•Inventories increased 6% to $5.84 billion. On a year-over-year basis, inventories grew 3%.
◦Investments in land and land development decreased 7% to $1.95 billion, compared to $2.10 billion. For the 2025 third quarter, land-related investments decreased 39% from the prior-year quarter to $514.1 million.
◦The Company’s lots owned or under contract decreased 15% to 65,251, of which approximately 58% were owned and 42% were under contract. Year over year, the total lot portfolio decreased 6%, down from 69,279.
•Notes payable were $1.94 billion, compared to $1.69 billion, reflecting cash borrowings outstanding under the Company’s unsecured revolving credit facility. The debt to capital ratio was 33.2%, compared to 29.4%.
•Stockholders’ equity totaled $3.90 billion, compared to $4.06 billion, primarily due to common stock repurchases and cash dividends in the 2025 first nine months, largely offset by net income for the same period.

◦In the 2025 third quarter, the Company repurchased approximately 3.3 million shares of its outstanding common stock at a cost of $188.5 million, or $57.12 per share, bringing its total repurchases for the nine months ended August 31, 2025 to approximately 7.8 million shares at a cost of $438.5 million, or $56.30 per share. As of August 31, 2025, the Company had $261.5 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s approximately 64.8 million outstanding shares as of August 31, 2025, book value per share of $60.25 increased 11% year over year.
Guidance
The Company is providing the following guidance for its 2025 full year:
•Housing revenues in the range of $6.10 billion to $6.20 billion.
•Average selling price of approximately $483,000.
•Homebuilding operating income as a percentage of revenues of approximately 8.9%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 19.2% to 19.3%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues in the range of 10.2% to 10.3%.
•Effective tax rate of approximately 23%.
•Ending community count of approximately 260.
The Company plans to also provide guidance for its 2025 fourth quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2025 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 49 markets, have built nearly 700,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’

authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; our obtaining adequate levels of affordable insurance for our business and our ability to cover any incurred costs, liabilities or losses that are not covered by the insurance we have procured or that are due to our deciding not to procure certain types or amounts of insurance coverage; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; regulatory instability associated with the current U.S. presidential administration, and the impact on the economy or financial markets therefrom; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies, and the potential significant scaling back or ending of the federal conservatorship of the government-sponsored enterprises), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes, and the potential accelerated phaseout of such tax credits in 2026; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries, and financial markets’ and businesses’ reactions to any such policies; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including implementing state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California, and the costs and margin impact we incur from any incentives or concessions we may provide to buyers to do so; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain or afford homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2025 and 2024
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2025	2024	2025	2024
Total revenues	$1,620,474	$1,752,608	$4,541,836	$4,930,187
Homebuilding:
Revenues	$1,614,462	$1,745,979	$4,526,219	$4,909,189
Costs and expenses	(1,483,299)	(1,557,029)	(4,136,254)	(4,374,380)
Operating income	131,163	188,950	389,965	534,809
Interest income and other	1,870	4,073	5,628	29,379
Equity in income of unconsolidated joint ventures	1,509	3,453	5,002	3,232
Homebuilding pretax income	134,542	196,476	400,595	567,420
Financial services:
Revenues	6,012	6,629	15,617	20,998
Expenses	(1,580)	(1,608)	(4,689)	(4,627)
Equity in income of unconsolidated joint venture	4,254	5,932	13,445	19,422
Financial services pretax income	8,686	10,953	24,373	35,793
Total pretax income	143,228	207,429	424,968	603,213
Income tax expense	(33,400)	(50,100)	(97,700)	(138,800)
Net income	$109,828	$157,329	$327,268	$464,413
Earnings per share:
Basic	$1.64	$2.10	$4.69	$6.12
Diluted	$1.61	$2.04	$4.60	$5.94
Weighted average shares outstanding:
Basic	66,368	74,476	69,279	75,339
Diluted	67,737	76,630	70,643	77,565

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	August 31, 2025	November 30, 2024
Assets
Homebuilding:
Cash and cash equivalents	$330,586	$597,973
Receivables	386,486	377,533
Inventories	5,838,816	5,528,020
Investments in unconsolidated joint ventures	67,075	67,020
Property and equipment, net	97,530	90,359
Deferred tax assets, net	102,421	102,421
Other assets	102,880	105,920
	6,925,794	6,869,246
Financial services	59,778	66,923
Total assets	$6,985,572	$6,936,169

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$366,194	$384,894
Accrued expenses and other liabilities	770,450	796,261
Notes payable	1,943,582	1,691,679
	3,080,226	2,872,834
Financial services	2,983	2,719
Stockholders’ equity	3,902,363	4,060,616
Total liabilities and stockholders’ equity	$6,985,572	$6,936,169

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2025 and 2024
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2025	2024	2025	2024
Homebuilding revenues:
Housing	$1,613,975	$1,745,979	$4,525,732	$4,905,617
Land	487	—	487	3,572
Total	$1,614,462	$1,745,979	$4,526,219	$4,909,189

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,320,611	$1,385,563	$3,658,080	$3,872,092
Land	536	—	536	2,101
Subtotal	1,321,147	1,385,563	3,658,616	3,874,193
Selling, general and administrative expenses	162,152	171,466	477,638	500,187
Total	$1,483,299	$1,557,029	$4,136,254	$4,374,380

Interest expense:
Interest incurred	$29,658	$26,583	$84,676	$79,665
Interest capitalized	(29,658)	(26,583)	(84,676)	(79,665)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$27,026	$28,180	$75,755	$83,872
Depreciation and amortization	10,308	10,289	30,126	30,861

Average selling price:
West Coast	$684,000	$661,400	$690,800	$667,600
Southwest	492,700	459,300	476,500	452,400
Central	329,400	347,500	347,000	358,800
Southeast	380,200	412,200	389,700	415,600
Total	$475,700	$480,900	$487,500	$481,400

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2025 and 2024 (Dollars in Thousands – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2025	2024	2025	2024
Homes delivered:
West Coast	972	1,150	2,789	3,021
Southwest	681	681	2,020	2,110
Central	943	1,073	2,505	2,971
Southeast	797	727	1,969	2,089
Total	3,393	3,631	9,283	10,191

Net orders:
West Coast	870	958	2,872	3,134
Southwest	459	616	1,561	2,099
Central	795	871	2,545	3,188
Southeast	826	640	2,204	1,984
Total	2,950	3,085	9,182	10,405

Net order value:
West Coast	$550,753	$678,783	$1,886,073	$2,214,666
Southwest	218,931	290,229	757,074	967,880
Central	255,530	313,108	823,869	1,162,855
Southeast	289,393	261,028	804,672	811,841
Total	$1,314,607	$1,543,148	$4,271,688	$5,157,242

	August 31, 2025		August 31, 2024
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,294	$833,715	1,658	$1,223,121
Southwest	675	326,959	1,368	629,995
Central	1,173	390,780	1,484	555,474
Southeast	1,191	437,409	1,214	510,714
Total	4,333	$1,988,863	5,724	$2,919,304

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2025	2024	2025	2024
Housing revenues	$1,613,975	$1,745,979	$4,525,732	$4,905,617
Housing construction and land costs	(1,320,611)	(1,385,563)	(3,658,080)	(3,872,092)
Housing gross profits	293,364	360,416	867,652	1,033,525
Add: Inventory-related charges (a)	11,338	1,177	18,351	3,685
Adjusted housing gross profits	$304,702	$361,593	$886,003	$1,037,210
Housing gross profit margin	18.2%	20.6%	19.2%	21.1%
Adjusted housing gross profit margin	18.9%	20.7%	19.6%	21.1%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.